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[LOGO OMITTED]  MARITRANS                                             NEWS
                TWO HARBOUR PLACE                                     RELEASE
                302 KNIGHTS RUN AVENUE
                TAMPA, FL 33602
                813-209-0600
                800-922-4596

FOR FURTHER INFORMATION CONTACT:
WALTER T. BROMFIELD (813) 209-0602
JUDITH M. CORTINA (610) 595-8055


                 MARITRANS COMMENTS ON EFFECT OF HURRICANE RITA
                      AND LIMITED WAIVER OF U.S. JONES ACT


         TAMPA, FL - September 28, 2005 Maritrans Inc. (NYSE: TUG), a leading U.S. flag marine petroleum transportation company, today issued comments on the impact of Hurricane Rita on Maritrans' operations. The Company indicated that, after a brief interruption at the height of the storm, all of its vessels are operating at pre-storm utilization levels and that there was no physical damage to its fleet or injury to the crews aboard the vessels. In anticipation of Rita, Maritrans either positioned its vessels in the western Gulf of Mexico or kept the vessels in port, which reduced any potential for impact from the hurricane. In total, the Company estimates it lost approximately 11 vessel operating days to Rita related delays. Maritrans' vessels continue to load at originally scheduled customer locations or at alternative ports, based on its customers' needs. For those areas that had been previously impacted by Katrina, such as the refineries in Louisiana and Mississippi, more than half of the customer's capacity has returned to service at this time. For those that have not yet returned to service, Maritrans is continuing to load at alternative ports to meet those customers' needs.

         Similar to the response following the massive impact of Hurricane Katrina on the petroleum refining infrastructure, yesterday the Secretary of the Department of Homeland Security issued a time-limited waiver of the Jones Act, which restricts U.S. coastwise shipping to U.S. vessels owned and operated by U.S. companies with U.S. seafarers. The waiver expires on October 24, 2005. The Company believes that the effect of this limited waiver on its results will be minimal.


ABOUT MARITRANS

         Maritrans Inc. is a U.S. based company with a 77-year commitment to building and operating petroleum transport vessels for the U.S. domestic trade. With 16 units, Maritrans has the largest fleet in its size category and one of the largest serving the U.S. coastwise trade. The fleet consists of five oil tankers and eleven oceangoing married tug/barge units with an aggregate fleet capacity of approximately 3.9 million barrels, of which 63 percent is double-hulled. Maritrans has two primary areas of focus: transporting refined products in the Gulf of Mexico to growth areas such as Florida and supplying Philadelphia area refineries with crude oil lightering from large foreign tankers. Maritrans is headquartered in Tampa, Florida, and maintains an office in the Philadelphia area.


SAFE HARBOR STATEMENT

         The information in this news release includes certain forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, growth, performance, and earnings per share or achievements to be materially different from those expressed in or implied by such forward-looking statements. These statements are based on assumptions the Company believes are reasonable, but a variety of factors could cause the Company's actual results, goals, targets or objectives to differ materially from those contemplated, projected, forecast, estimated, anticipated, planned or budgeted. Such factors include, among others, changes in oil companies' decisions as to the type and origination point of the crude that it processes, changes in the amount of imported petroleum products, competition for marine transportation, domestic oil consumption, the continuation of federal law restricting United States point-to-point maritime shipping to U.S. vessels (the Jones Act), the timing and success of our double-hull rebuilding program, demand for petroleum products, future spot market rates, demand for our services, levels of foreign imports, changes in interest rates, the effect of war or terrorist activities and the general financial, economic, environmental and regulatory conditions affecting the oil and marine transportation industry in general. The Company is under no duty to update any of these forward-looking statements after the date of this release to conform such statements to actual results.


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